CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-127086 on Form F-3 of our reports dated May 20, 2008, which report expresses unqualified opinion and includes an explanatory paragraph regarding the Company's change in accounting policy for dry-docking costs in the fourth quarter of 2007, relating to the consolidated financial statements of Top Ships Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2007.

/s/ Deloitte.
Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
May 21, 2008

SK 23116 0001 885269